UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2007

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the resignation of Mark D. McLaughlin, former Executive Vice President, Products and Marketing of VeriSign, Inc. (“VeriSign” or the “Company”) on December 1, 2007, VeriSign has entered into a Separation and General Release Agreement (the “Agreement”) with Mr. McLaughlin.

Pursuant to the terms of the Agreement, Mr. McLaughlin will provide consulting services to VeriSign from December 2, 2007 to December 1, 2008 and VeriSign will pay Mr. McLaughlin $5,000 per month for such services. Mr. McLaughlin will receive acceleration of vesting of 19,811 shares subject to outstanding stock options with a weighted average exercise price of approximately $22.54 per share and will be eligible to receive up to his full target bonus for 2007 of $270,000 (to be paid when VeriSign pays bonuses for 2007 to its employees), provided that Mr. McLaughlin is in full compliance of his obligations under the Agreement and otherwise subject to the terms of the 2007 VeriSign Performance Plan. Not later than January 15, 2008, Mr. McLaughlin will receive $234,941 to compensate him for his election as of December 31, 2006 to increase the exercise price of certain of VeriSign stock options (“Affected Options”) in order to avoid unfavorable tax consequences under Section 409A of the Internal Revenue Code (the “Code”) as well as to reimburse him (on a fully grossed-up basis) for the estimated amount of tax owed in connection with his exercise in 2006 of certain Affected Options. In addition, Mr. McLaughlin has executed a release in favor of VeriSign and agreed not to solicit VeriSign’s employees, consultants and employees for 12 months after his resignation date. The Agreement will be effective as of December 8, 2007, unless revoked by Mr. McLaughlin prior to that date.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b) Effective December 1, 2007, Mark D. McLaughlin, VeriSign’s former Executive Vice President, Products and Marketing, resigned from the Company.

(e) The foregoing terms and conditions of the Agreement with Mark D. McLaughlin, former Executive Vice President, Products and Marketing of VeriSign, described in Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: December 5, 2007	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary